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Exhibit 4.5

INVESTORS' RIGHTS AGREEMENT

        THIS INVESTORS' RIGHTS AGREEMENT is made as of the 4th day of April, 2005, by and between Gentium S.p.A., a joint stock company (società per azioni) incorporated and organized under the laws of the Republic of Italy (the "Company"), on the one hand, and Sigma Tau Finanziaria S.p.A., a corporation incorporated under the laws of Italy ("Sigma Tau"), on the other hand.

RECITALS

        WHEREAS, Sigma Tau has purchased shares of ordinary shares of the Company from FinSirton S.p.A (the "Majority Shareholder") pursuant to the terms of a share purchase agreement, dated April 5, 2005 (the "Share Purchase Agreement");

        WHEREAS, the net proceeds of the sale of shares by FinSirton under the Share Purchase Agreement will be contributed to the Company;

        WHEREAS, in order to induce Sigma Tau to enter into the transactions contemplated by the Share Purchase Agreement, Sigma Tau and the Company hereby agree that this Agreement shall govern the rights of Sigma Tau to cause the Company to register the shares of Ordinary Shares purchased pursuant to the Share Purchase Agreement and certain other matters as set forth herein;

        NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

        1.    Registration Rights.    The Company covenants and agrees as follows:

          1.1.    Definitions.    For purposes of this Agreement:

            (a)   The term "Act" means the Securities Act of 1933, as amended.

            (b)   The term "Form F-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

            (c)   The term "Holder" means Sigma Tau and any person owning or having the right to acquire Registrable Securities or any person to whom the rights under Section 1 have been transferred in accordance with Section 1.13 hereof.

            (d)   The term "1934 Act" means the Securities Exchange Act of 1934, as amended.

            (e)   The term "Ordinary Shares" means the ordinary shares, par value €1 per share, of the Company.

            (f)    The term "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

            (g)   The term "Registrable Securities" means (i) the Shares, (ii) any additional Ordinary Shares issued as Repricing Shares pursuant to Section 1.7 of the Share Purchase Agreement, and (iii) any other securities issued or issuable with respect to or in exchange of any of the securities referenced in (i) or (ii), subject to appropriate adjustment for any share split, share dividend, recapitalization, merger or other reorganization; provided, however, that securities shall only be treated as Registrable Securities if and only for so long as they (A) have not been disposed of pursuant to a registration statement declared effective by the SEC; (B) have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Act so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale; (C) are held by a Holder or a permitted transferee pursuant to Section 1.13; or (D) have not become eligible for sale pursuant to Rule 144(k) (or any successor thereto) under the Act.

            (h)   The term "SEC" shall mean the Securities and Exchange Commission.

            (i)    The term "Shares" means the Ordinary Shares purchased pursuant to the Share Purchase Agreement.

          1.2.    Request for Registration.

            (a)   If the Company shall receive at any time after six (6) months following the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a share option, share purchase or similar plan or an SEC Rule 145 transaction), a written request from the Holders of a majority of the Registrable Securities then outstanding that the Company file a registration statement under the Act covering the registration of the Registrable Securities then outstanding with an aggregate offering price, net of underwriting discounts and commissions of no less than two million dollars ($2,000,000), then the Company shall:

                (i)  within ten (10) days of the receipt thereof, give written notice of such request to all Holders in accordance with Section 3.5; and

               (ii)  effect as soon as practicable the registration under the Act of all Registrable Securities which the Holders request to be registered, subject to the limitations of subsection 1.2(b), within twenty (20) days of the mailing of such notice by the Company in accordance with Section 3.5.

            (b)   If the Holders initiating the registration request in accordance with Section 1.2(a)(ii) ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 1.2(a)(ii), and the Company shall include such information in the written notice referred to in subsection 1.2(a)(ii). The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise the Company, and the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof in accordance with Section 1.8 hereof.

            (c)   Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to Section 1.2(a)(ii), a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

            (d)   In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2(a)(ii):

                (i)  After the Company has effected two registrations pursuant to this Section 1.2(a)(ii) and such registrations have been declared or ordered effective;

               (ii)  During the period starting with the date sixty (60) days prior to the Company's good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days (or, if shorter, the date the market stand-off time period expires pursuant to Section 1.14) after the effective date of, a registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

              (iii)  If the Initiating Holders propose to dispose of shares of Registrable Securities that are eligible to be registered on Form F-3 pursuant to a request made pursuant to Section 1.12 below.

          1.3.    Company Registration.    If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its Ordinary Shares or other securities under the Act in connection with the public offering (other than an initial public offering which shall be governed by the provisions in Section 1.2(a)(i)) of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company share plan, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Ordinary Shares being registered are Ordinary Shares issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration in accordance with Section 3.5. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 1.3 if the Holders propose to sell Registrable Securities at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than one million dollars ($1,000,000).

          1.4.    Obligations of the Company.    Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

            (a)   Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable commercial efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Ordinary Shares (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form F-3 which are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (I) includes any prospectus required by Section 10(a)(3) of the Act or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and (II) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the 1934 Act in the registration statement.

            (b)   Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

            (c)   Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

            (d)   Use its reasonable commercial efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

            (e)   In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

            (f)    Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

            (g)   Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

            (h)   Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

            (i)    Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters and to the Holders requesting registration of Registrable Securities.

          1.5.    Furnish Information.    It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

          1.6.    Expenses of Demand Registration.    All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company (including fees and disbursements of counsel for the Company in its capacity as counsel to the selling Holders hereunder; if Company counsel does not make itself available for this purpose, the Company will pay the reasonable fees and disbursements of one counsel for the selling Holders) shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2(a)(ii) if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2.

          1.7.    Expenses of Company Registration.    The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.13), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of counsel for the Company in its capacity as counsel to the selling Holders hereunder; if Company counsel does not make itself available for this purpose, the Company will pay the reasonable fees and disbursements of one counsel for the selling Holders selected by them, but excluding underwriting discounts and commissions relating to Registrable Securities.

          1.8.    Underwriting Requirements.    In connection with any offering involving an underwriting of Ordinary Shares, the Company shall not be required under Section 1.2 or 1.3 to include any of the Holders' Shares in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not, jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling shareholder or in such other proportions as shall mutually be agreed to by such selling shareholders) but in no event shall the amount of Shares of the selling Holders included in the offering be reduced below fifty percent (50%) of the total amount of Registrable Securities requested by such selling Holders to be included in the offering, unless there are no selling shareholders, other than the selling Holders, in the offering, in which case the amount of securities of the selling Holders included in the offering may be reduced below fifty percent (50%). For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and shareholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling shareholder," and any pro-rata reduction with respect to such "selling shareholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling shareholder," as defined in this sentence.

        1.9.    Delay of Registration.    No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

          1.10.    Indemnification.    In the event any Registrable Securities are included in a registrationstatement under this Section 1:

            (a)   To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, or the 1934 Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, or any rule or regulation promulgated under the Act, or the 1934 Act; and the Company will pay to each such Holder, underwriter or controlling person any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

            (b)   To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act or the 1934 Act insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holders of a majority-in-interest of the then outstanding Registrable Securities, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 1.10(b) exceed the gross proceeds from the offering received by such Holder.

            (c)   Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

            (d)   If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lien of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

            (e)   Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

            (f)    The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

          1.11.    Reports Under Securities Exchange Act of 1934.    With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form F-3, the Company agrees to:

            (a)   make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

            (b)   take such action, including the voluntary registration of its Ordinary Shares under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form F-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

            (c)   file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

            (d)   furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after one (1) year after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

          1.12.    Form F-3 Registration.    In case the Company shall receive from any Holder or Holders a written request or requests that the Company effect a registration on Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

            (a)   promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

            (b)   as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this section 1.12: (i) if Form F-3 is not available for such offering by the Holders; (2) if the Holders propose to sell Registrable Securities at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than one million dollars ($1,000,000); (3) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form F-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 1.12; provided, however, that the Company shall not utilize this right more than once in any twelve month period; (4) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations on Form F-3 for the Holders pursuant to this Section 1.12; or (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

            (c)   Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to Section 1.12, including (without limitation) all registration, filing, qualification, printer's and accounting fees and the reasonable fees and disbursements of counsel for the selling Holder or Holders and counsel for the Company, but excluding any underwriters' discounts or commissions associated with Registrable Securities, shall be borne by the Company. Registrations effected pursuant to this Section 1.12 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

          1.13.    Assignment of Registration Rights.    The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities who, after such assignment or transfer, holds at least 100,000 shares of Registrable Securities (subject to appropriate adjustment for share splits, share dividends, combinations and other recapitalizations), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.14 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 1.

          1.14.    "Market Stand-Off" Agreement.    Sigma Tau hereby agrees that, during the period of duration specified by the Company and an underwriter of Ordinary Shares or other securities of the Company, following the effective date of a registration statement of the Company filed under the Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Shares of the Company purchased by it except Ordinary Shares included in such registration; provided, however, that:

            (a)   all officers and directors of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements; and

            (b)   such market stand-off time period shall not exceed one hundred eighty (180) days for an initial public offering of the Company's securities and for ninety (90) days for a follow-on offering of the Company's securities.

        In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of Sigma Tau (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

        Notwithstanding the foregoing, the obligations described in this Section 1.14 shall not apply to a registration relating solely to employee benefit plans on Form F-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms which may be promulgated in the future.

          1.15.    Termination of Registration Rights.

            (a)   No Holder shall be entitled to exercise any right provided for in this Section 1 after three (3) years following the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the initial firm commitment underwritten offering of its securities to the general public.

            (b)   In addition, the right of any Holder to request registration or inclusion in any registration pursuant to Section 1.3 shall terminate on the closing of the first Company- initiated registered public offering of Ordinary Shares of the Company if all shares of Registrable Securities held by such Holder may immediately be sold under Rule 144 during any 90-day period, or on such date after the closing of the first Company-initiated registered public offering of Ordinary Shares of the Company as all shares of Registrable Securities held by such Holder may immediately be sold under Rule 144 during any 90-day period; provided, however, that the provisions of this subsection 1.15(b) shall not apply to any Holder who owns more than two percent (2%) of the Company's outstanding Ordinary Shares until such time as such Holder owns less than two percent (2%) of the outstanding Ordinary Shares of the Company.

        2.    Covenants of the Company.

          2.1.    Delivery of Financial Statements.    The Company shall deliver to Sigma Tau for so long as Sigma Tau holds Shares:

            (a)   as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of shareholder's equity as of the end of such year, and a schedule as to the sources and applications of funds for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with Italian generally accepted accounting principles ("GAAP"), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

            (b)   as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited profit or loss statement, schedule as to the sources and application of funds for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter.

            (c)   within thirty (30) days of the end of each month, an unaudited income statement and schedule as to the sources and application of funds and balance sheet for and as of the end of such month, in reasonable detail;

            (d)   as soon as practicable, but in any event thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

            (e)   with respect to the financial statements called for in subsections (b) and (c) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment;

            (f)    such other information relating to the financial condition, business, prospects or corporate affairs of the Company as Sigma Tau or any assignee of Sigma Tau may from time to time request, provided, however, that the Company shall not be obligated under this subsection (f) or any other subsection of Section 2.1 to provide information which it deems in good faith to be a trade secret or similar confidential information.

          2.2.    Inspection.    The Company shall permit Sigma Tau, at Sigma Tau's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by Sigma Tau; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

          2.3.    Termination of Information and Inspection Covenants.    The covenants set forth in subsections 2.1(c), (d) and (f) and Section 2.2 shall terminate as to Sigma Tau and be of no further force or effect when the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public is consummated or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur.

          2.4.    Right of First Refusal on Dispositions by Sigma Tau.

            (a)   If at any time Sigma Tau desires to sell all or any part of Sigma Tau's Shares to a third party (the "Proposed Sigma Tau Transferee"), Sigma Tau shall first submit to the Majority Shareholder and the Company (i) a bona fide written offer from the Proposed Sigma Tau Transferee to purchase such Shares (which, upon acceptance by Sigma Tau, would constitute a legally binding obligation) and (ii) a written offer from Sigma Tau (the "Sigma Tau Offer") to sell such Shares (the "Sigma Tau Offered Securities") to the Majority Shareholder and the Company on terms and conditions, including price, not less favorable than those on which Sigma Tau proposes to sell such Sigma Tau Offered Securities to the Proposed Sigma Tau Transferee. The Sigma Tau Offer shall disclose the identity of the Proposed Sigma Tau Transferee, the Sigma Tau Offered Securities proposed to be sold, the total number of Shares owned by Sigma Tau, the terms and conditions, including price, of the proposed sale, and any other material facts relating to the proposed sale and shall include a copy of the Sigma Tau Offer to purchase from the Proposed Sigma Tau Transferee. The Sigma Tau Offer shall further state that the Majority Shareholder and the Company may acquire, in accordance with the provisions of this Agreement, all, but not less than all, of the Sigma Tau Offered Securities for the price and upon the other terms and conditions, including deferred payment (if applicable), set forth therein.

            (b)   If the Majority Shareholder and/or the Company desires to purchase all, but not less than all, of the Sigma Tau Offered Securities, the Majority Shareholder and/or the Company, as applicable, shall communicate in writing its election to purchase to Sigma Tau within fifteen (15) days of the date the Sigma Tau Offer was made to the Majority Shareholder and the Company. Such communications shall, when taken in conjunction with the Sigma Tau Offer, be deemed to constitute valid, legally binding and enforceable agreement(s) for the sale and purchase of such Sigma Tau Offered Securities.

            (c)   If the Majority Shareholder and/or the Company elects to purchase the Sigma Tau Offered Securities, the sales of such Sigma Tau Offered Securities to the Majority Shareholder and/or the Company, as applicable, pursuant to this Section 2.4 shall be made at the offices of the Company or counsel to the Company on the 30th day following the date the Sigma Tau Offer was made pursuant to subsection (a) above (or if such day is not a business day, then on the next succeeding business day). Such sale shall be effected by Sigma Tau's delivery to the Majority Shareholder and/or the Company, as applicable, of certificates or other instruments evidencing the Sigma Tau Offered Securities to be purchased by it, duly endorsed for transfer, against payment to Sigma Tau of the purchase price therefor by the Majority Shareholder and/or the Company, as applicable.

            (d)   If neither the Majority Shareholder nor the Company elects to purchase all of the Sigma Tau Offered Securities, the Sigma Tau Offered Securities may be sold by Sigma Tau at any time within 30 days after the date the Sigma Tau Offer was accepted, rejected or lapsed pursuant to subsection (b) above. Any such sale shall be to the Proposed Sigma Tau Transferee and at not less than the price and upon other terms and conditions, if any, not more favorable to the Proposed Sigma Tau Transferee than those specified in the Sigma Tau Offer. Any Sigma Tau Offered Securities not sold within such 30-day period shall continue to be subject to the requirements of a prior offer pursuant to this Section 2.4.

            (e)   The Majority Shareholder's and the Company's right of first refusal provided in this Section 2.4 shall not apply (i) in conjunction with the sale of the Company to an unaffiliated third party whether by merger, consolidation or sale of shares in a transaction in which the Majority Shareholder's shares are also sold or transferred; or (ii) in conjunction with a public offering pursuant to an effective registration statement under the Act.

            (f)    If Sigma Tau is subject to a transfer of its Shares by any bankruptcy or insolvency law or proceeding, any divorce proceeding or otherwise by operation of law (other than by death), or if any transfer of Shares is made or attempted contrary to the provisions of this Agreement, the Majority Shareholder and the Company will have the right to purchase any or all of such Shares from Sigma Tau, his, her or its legal representative or transferees at any time before or after the transfer, at the price, if any, paid for or proposed to be paid for such Shares or for fair market value as determined under subsection (g), whichever is less.

            (g)   The fair market value of the Shares subject to purchase pursuant to subsection (f) will be jointly determined by Sigma Tau and the Majority Shareholder and the Company, as applicable, who elect to purchase, or if they are unable to agree, by such other appraiser as Sigma Tau and the Majority Shareholder and the Company, as applicable, may jointly choose. Sigma Tau shall bear all of the fees and expenses arising out of the appraisal.

            (h)   The agreements set forth in this Section 2.4 shall terminate and be of no further force or effect when the sale of Shares pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public is consummated or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur.

          2.5.    Right of First Refusal on Dispositions by the Majority Shareholder.

            (a)   If at any time the Majority Shareholder desires to sell all or any part of the Majority Shareholder's Ordinary Shares to a third party (the "Proposed Majority Shareholder Transferee"), the Majority Shareholder shall first submit to Sigma Tau (i) a bona fide written offer from the Proposed Majority Shareholder Transferee to purchase such Ordinary Shares (which, upon acceptance by the Majority Shareholder, would constitute a legally binding obligation) and (ii) a written offer from the Majority Shareholder (the "Majority Shareholder Offer") to sell such Ordinary Shares (the "Majority Shareholder Offered Securities") to Sigma Tau on terms and conditions, including price, not less favorable than those on which the Majority Shareholder proposes to sell such Majority Shareholder Offered Securities to the Proposed Majority Shareholder Transferee. The Majority Shareholder Offer shall disclose the identity of the Proposed Majority Shareholder Transferee, the Majority Shareholder Offered Securities proposed to be sold, the total number of Ordinary Shares owned by the Majority Shareholder, the terms and conditions, including price, of the proposed sale, and any other material facts relating to the proposed sale and shall include a copy of the Majority Shareholder Offer to purchase from the Proposed Majority Shareholder Transferee. The Majority Shareholder Offer shall further state that Sigma Tau may acquire, in accordance with the provisions of this Agreement, all, but not less than all, of the Majority Shareholder Offered Securities for the price and upon the other terms and conditions, including deferred payment (if applicable), set forth therein.

            (b)   If Sigma Tau desires to purchase all, but not less than all, of the Majority Shareholder Offered Securities, Sigma Tau shall communicate in writing its election to purchase to the Majority Shareholder within two (2) business days of the date the Majority Shareholder Offer was made to Sigma Tau. Such communications shall, when taken in conjunction with the Majority Shareholder Offer, be deemed to constitute valid, legally binding and enforceable agreement(s) for the sale and purchase of such Majority Shareholder Offered Securities.

            (c)   If Sigma Tau elects to purchase the Majority Shareholder Offered Securities, the sales of such Majority Shareholder Offered Securities to Sigma Tau, pursuant to this Section 2.4 shall be made at the offices of the Company or counsel to the Company on the fifth (5th) business day following the date the Majority Shareholder Offer was made pursuant to subsection (a) above (or if such day is not a business day, then on the next succeeding business day). Such sale shall be effected by the Majority Shareholder's delivery to Sigma Tau of certificates or other instruments evidencing the Majority Shareholder Offered Securities to be purchased by it, duly endorsed for transfer, against payment to the Majority Shareholder of the purchase price therefor by Sigma Tau.

            (d)   If Sigma Tau does not elect to purchase all of the Majority Shareholder Offered Securities, the Majority Shareholder Offered Securities may be sold by the Majority Shareholder at any time within five business days after the date the Majority Shareholder Offer was accepted, rejected or lapsed pursuant to subsection (b) above. Any such sale shall be to the Proposed Majority Shareholder Transferee and at not less than the price and upon other terms and conditions, if any, not more favorable to the Proposed Majority Shareholder Transferee than those specified in the Majority Shareholder Offer. Any Majority Shareholder Offered Securities not sold within such five business day period shall continue to be subject to the requirements of a prior offer pursuant to this Section 2.4.

            (e)   Sigma Tau's right of first refusal provided in this Section 2.5 shall not apply (i) in conjunction with the sale of the Company to an unaffiliated third party whether by merger, consolidation or sale of shares in a transaction in which the Majority Shareholder's shares are also sold or transferred; or (ii) in conjunction with a public offering pursuant to an effective registration statement under the Act.

            (f)    If the Majority Shareholder is subject to a transfer of its Ordinary Shares by any bankruptcy or insolvency law or proceeding, any divorce proceeding or otherwise by operation of law (other than by death), or if any transfer of Ordinary Shares is made or attempted contrary to the provisions of this Agreement, Sigma Tau will have the right to purchase any or all of such Ordinary Shares from the Majority Shareholder, his, her or its legal representative or transferees at any time before or after the transfer, at the price, if any, paid for or proposed to be paid for such Ordinary Shares or for fair market value as determined under subsection (g), whichever is less.

            (g)   The fair market value of the Ordinary Shares subject to purchase pursuant to subsection (f) will be jointly determined by the Majority Shareholder and Sigma Tau, or if they are unable to agree, by such other appraiser as the Majority Shareholder and Sigma Tau may jointly choose. The Majority Shareholder shall bear all of the fees and expenses arising out of the appraisal.

            (h)   The agreements set forth in this Section 2.5 shall terminate and be of no further force or effect when the sale of Ordinary Shares pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public is consummated or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur.

          2.6.    Drag-Alone Rights.    At any time prior to an initial public offering of securities of the Company, in the event that (i) the Company receives a bona fide offer from any party unaffiliated with any party to this Agreement (such party a "Third Party Offeror" and such an offer the "Third Party Offer") to purchase all or substantially all of the Company's issued and outstanding Ordinary Shares in a transaction (including a merger) for consideration equal to not less than $9 per share (such price subject to equitable adjustments for share splits, share dividends, combinations, recapitalizations, reclassifications and similar events occurring after the effective date hereof), (ii) such transaction is approved by the Board of Directors of the Company, and (iii) the holders (the "Proposing Shareholders") of shares representing a majority of the votes represented by all then outstanding Ordinary Shares of the Company approve or otherwise consent in writing to such transaction, then Sigma Tau will be required, if so demanded by the Proposing Shareholders, to vote Sigma Tau's Shares in favor thereof, and otherwise consent to and raise no objection to such transaction, and waive any dissenters' rights, appraisal rights or similar rights that Sigma Tau may have in connection therewith, and take all necessary and desirable actions as directed by the Company's Board of Directors and the Proposing Shareholders in connection with the consummation of such transactions, including, to the extent applicable, executing a purchase agreement and selling, exchanging or otherwise transferring all of the Shares held by Sigma Taus to such Third Party Offeror at the same price and upon the same terms and conditions as the Third Party Offer. If Sigma Tau fails or refuses to vote its Shares as required by the terms of this Section 2.6, the President of the Company shall be deemed to be granted by Sigma Tau an irrevocable proxy, coupled with an interest, to vote Sigma Tau's Shares in accordance with this Section 2.6.

        3.    Miscellaneous.

          3.1.    Successors and Assigns.    Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Subject to Sections 2.4, 2.5 and 2.6, if applicable, nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          3.2.    Governing Law.    This Agreement shall be construed in accordance with and governed by the laws of the State of New York without regard to principles of conflicts of laws. In the event that a judicial proceeding is necessary, the exclusive forums for resolving disputes arising out of or relating to this Agreement are either the Supreme Court of the State of New York in and for the County of New York or the federal courts for such State and County, and all related appellate courts, the parties hereby irrevocably consent to the jurisdiction of such courts and agree to said venue.

          3.3.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          3.4.    Titles and Subtitles.    The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          3.5.    Notices.    Except as otherwise expressly specified herein, all notices, requests and other communications required or permitted hereunder shall be in writing and shall be sent by an internationally recognized overnight courier service; by certified or registered mail, return receipt requested (or in the case of a notice sent to an address in Italy, by international express mail, return receipt requested); by facsimile transmission or by hand delivery.

        The address for such notices and communications shall be as follows:

  If to the Company:
  Gentium S.p.A.
  Piazza XX Settembre, 2
  22079 Villa Guardia Como
  Italy
  Attention: Dott. Sauro Carsana
  Fax: +39 031 385333

  If to Sigma Tau:

  To the address set forth in the Share Purchase Agreement or such other address as provided by Sigma Tau to the Company in writing.

Any party may designate a different notice address, contact person, telephone number or facsimile number with respect to such party by providing a notice describing such changes to the other party hereto in accordance with the provisions of this Section 3.5. Any notice sent by internationally recognized overnight mail courier service shall be deemed to be delivered to the address shown on the mailing receipt on the expected date of delivery upon proper evidence of mailing for purposes of this Section 3.5. Any notice sent by certified or registered mail, return receipt requested (or, in the case of a notice sent to an address in Italy, by international express mail, return receipt requested), shall be deemed to be delivered five business days after mailing. Any notice sent by facsimile transmission shall be deemed delivered as of the open of business on the business day following the date on which sent provided the sender receives written confirmation of transmission and provided that within 24 hours such notice is also sent by regular mail or by an internationally-recognized overnight mail courier service to the appropriate address specified above. Any notice sent by hand delivery shall be deemed delivered as of the date of delivery.

          3.6.    Expenses.    If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          3.7.    Amendments and Waivers.    Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority-in-interest of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company.

          3.8.    Severability.    The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent that they are valid, legal and enforceable, and no provisions shall be deemed dependent upon any other covenant or provision unless so expressed herein.

          3.9.    Entire Agreement.    This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them.

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        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GENTIUM S.P.A.
By:	/s/ Laura Iris Ferro
Name: Title: L'amministratore Unico
SIGMA TAU FINANZIARIA SpA
By:	/s/ Antonio Nicolai
Name: Antonio Nicolai Title: Amministratore Delegato

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  Exhibit 4.5
INVESTORS' RIGHTS AGREEMENT
RECITALS